EXHIBIT 10.6

The Dow Chemical Company
Elective Deferral Plan
(Post 2004)
Restated and Effective January 1, 2010

ARTICLE I

PURPOSE AND EFFECTIVE DATE

The purpose of The Dow Chemical Company Elective Deferral Plan (“Plan”) is to aid The Dow Chemical Company and its subsidiaries in retaining and attracting executive employees by providing them with tax deferred savings opportunities.  The Plan provides a select group of management and highly compensated employees of The Dow Chemical Company and certain subsidiaries with the opportunity to elect to defer receipt of specified portions of compensation, and to have these deferred amounts treated as if invested in specified Hypothetical Investment Benchmarks.  The benefits provided under the Plan shall be provided in consideration for services to be performed after the effective date of the Plan, but prior to the executive’s Separation from Service.

The Plan is intended to (1) constitute an unfunded program maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated Employees consistent with the requirements of Sections 201(2), 301 (a)(3) and 401 (a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA9, and (2) comply with Section 409A of the Internal Revenue Code of 1986 (“Code”) and official guidance issued thereunder.  Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

The Plan shall be effective for deferrals made hereunder on or after January 1, 2005.  Amendments were made to the Plan on January 10, 2005 and March 11 2005 to comply with the provisions of Code section 409A, and a minor amendment was made to the Plan on January 23, 2006. On September 1, 2006, the Plan was amended to further comply with the provisions of Code section 409A and, effective September 1, 2006 and January 1, 2007, to change the Hypothetical Investment Benchmarks.  On November 1, 2006, the Plan was amended for Change of Control language.  On December 31, 2008, the Plan was amended and restated to comply with the requirements of Code section 409A and the final regulations thereunder, effective January 1, 2009. On January 1, 2010, minor amendments to the Plan were made via a Plan restatement to change the Hypothetical Investment Benchmarks, to clarify the valuation date used for the calculation of installment payments, and to eliminate the small balance distribution.  For rules that apply to the distribution of amounts that were earned and vested prior to 2005 (and earnings thereon) and are exempt from the requirements of Code section 409A, refer to the plan document in effect on October 3, 2004. For rules that apply to the distribution of amounts that were earned and vested prior to January 1, 2010 (and earnings thereon) refer to the plan document in effect on January 1, 2009 unless such distributions have been further modified by a participant election per section 7.02 below.

ARTICLE II

DEFINITIONS

           For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

           Section 2.01  Administrator.  “Administrator” means the Retirement Board appointed under the Dow Employees’ Pension Plan.

           Section 2.02  Base Salary. “Base Salary” means the annual base rate of pay from the Company at which a Participant is employed (excluding Performance Awards, commissions, relocation expenses, and other non-regular forms of compensation) before deductions under (A) deferrals pursuant to Section 4.02 and (B) contributions made on his or her behalf to any qualified plan maintained by any Company or to any cafeteria plan under Code section 125 maintained by any Company. “Base Salary” for a Cadre Employee means the annual base rate of pay (excluding Performance Awards, commissions, relocation expenses, and other non-regular forms of compensation) before the deductions listed above payable to a Cadre Employee while the Cadre Employee is on U.S. assignment.

           Section 2.03  Base Salary Deferral.  “Base Salary Deferral” means the amount of a Participant’s Base Salary which the Participant elects to have withheld on a pre-tax basis from his or her Base Salary and credited to his or her Deferral Account pursuant to Section 4.02.

           Section 2.04  Beneficiary. “Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article VIII.

           Section 2.05  Board.  “Board” means the Board of Directors of The Dow Chemical Company.

           Section 2.06  Cadre Employee.  “Cadre Employee” means an employee who has been authorized by Dow Europe GmbH to participate in the Cadre Pension Plan and who earns compensation while on assignment in the U.S.

           Section 2.07  Change of Control.  For purposes of this Plan, a ‘Change of Control” shall be deemed to have occurred on: (a) the date that any one person, or more than one person acting as a group acquires, ownership of stock of The Dow Chemical Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of The Dow Chemical Company, (b) the date that a majority of the members of the Board of Directors of The Dow Chemical Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the directors before the date of the appointment or election, (c) the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of The Dow Chemical Company possessing 30% or more of the total voting power of the stock of such corporation, (d) the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from The Dow Chemical Company that has a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of The Dow Chemical Company immediately before such acquisition or acquisitions, provided that the following asset transfers shall not result in a Change of Control: (i) a transfer of assets to a stockholder of The Dow Chemical Company in exchange for or with respect to its stock, (ii) a transfer to a corporation, 50% or more of the total value or voting power of which is owned, directly or indirectly, by The Dow Chemical Company, (iii) a transfer to a person, or more than one person acting as a group, that owns 50% or more of the stock of The Dow Chemical Company, or (iv) a transfer to an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii). This definition of “Change of Control” is intended to conform to the definition of a “change in ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined under Code section 409A and any subsequent authority issued pursuant thereto, and no corporate event shall be considered a Change of Control unless it meets such requirements.

           Section 2.08  Code.  “Code” means the Internal Revenue Code of 1986, as amended.

           Section 2.09  Common Stock.  “Common Stock” means the common stock of The Dow Chemical Company.

           Section 2.10  Company.  “Company” means The Dow Chemical Company, its successors, any subsidiary or affiliated organizations authorized by the Board or the Administrator to participate in the Plan and any organization into which or with which The Dow Chemical Company may merge or consolidate or to which all or substantially all of its assets may be transferred.

           Section 2.11  Deferral Account. “Deferral Account” means the notional account established for record keeping purposes for each Participant pursuant to Article VI.

           Section 2.12  Deferred Amount.  “Deferred Amount” means the amount deferred pursuant to Section 4.02.

           Section 2.13  Designee.  “Designee” means The Dow Chemical Company’s Global Compensation & Benefits Department to whom the Administrator has delegated the authority to take action under the Plan.

           Section 2.14  Disabled.  “Disabled” or “Disability” means a Participant who, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than 3 months under the Company’s ERISA welfare plan that provides long-term disability payments.  The Administrator, in its complete and sole discretion, shall determine whether a Participant is Disabled. The Administrator may require that the Participant submit to an examination on an annual basis, at the expense of the Company at which such Participant was employed, by a competent physician or medical clinic selected by the Administrator to confirm the Participant is Disabled.  On the basis of such medical evidence, the determination of the Administrator as to whether or not a condition of Disability exists or continues shall be conclusive.

           Section 2.15  Discretionary Company Contribution. “Discretionary Company Contribution” means an amount credited to a Participant’s Deferral Account pursuant to Section 7.09.

           Section 2,16  Domestic Partner.  A person who is a member of a Domestic Partnership.

           Section 2.17  Domestic Partnership.  A partnership of two people that meets the definition of ‘Domestic Partnership” as defined in the Savings Plan.

           Section 2.18  Eligible Compensation.  Eligible Compensation” means any Base Salary, Performance Awards and any other monies treated as eligible compensation by The Dow Chemical Company, payable to a Participant to the extent the Participant is on the U.S. payroll of the Company at the time the amount would have otherwise been paid to the Participant.  “Eligible Compensation” for a Cadre Employee means any Base Salary, Performance Awards and any other monies treated as eligible compensation by The Dow Chemical Company, payable to a Cadre Employee while the Cadre Employee is on U.S. assignment.

           Section 2.19  Eligible Employee.  “Eligible Employee”’ means an employee of any Company who: (i) is a United States employee or an expatriate who is paid from one of The Dow Chemical Company’s U.S. entities, (ii) is a member of the functional specialist/functional leader or global leadership job families, (Hi) has a job level of 362 points or higher, (iv) is eligible for participation in the Savings Plan, (v) is designated by the Administrator as eligible to participate in the Plan as of September 30 for deferral of Base Salary and Performance Awards, and (vi) qualifies as a member of the “select group of management or highly compensated employees” under ERISA.  For purposes of Section 7.09, Discretionary Company Contributions, only, “Eligible Employee” means an employee who: (i) is a United States employee, (H) has terminated employment with a foreign affiliate of the Company and has accepted employment with one of the Company’s U.S. entities, (Hi) is eligible for a signing bonus from one of the Company’s U.S. entities, (iv) has a job level of 208 points or higher, (v) is eligible for participation in the Savings Plan and (vi) qualifies as a member of the “select group of management or highly compensated employees” under ERISA.

           Section 2.20  ERISA.   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

           Section 2.21  Executive Life Insurance. “Executive Life Insurance” means a life insurance policy under TDCC Executive Split Dollar Life Insurance Plan, or the UCC Executive Life Insurance Plan.

           Section 2.22  Fair Market Value.  “Fair Market Value” of a share of Common Stock means the closing price of The Dow Chemical Company’s Common Stock on the New York Stock Exchange on the most recent day on which the Common Stock was so traded that precedes the date the Fair Market Value is to be determined.  The definition of Fair Market Value in this Section shall be exclusively used to determine the values of a Participant’s interest in The Dow Chemical Company Stock Index Fund (defined in Section 6.02(b)) for all relevant purposes under the Plan.

           Section 2.23  Form of Payment.  “Form of Payment” means payment in one lump sum or in substantially equal monthly, quarterly or annual installments not to exceed 15 years.

           Section 2.24  Hardship Withdrawal.  “Hardship Withdrawal” means the early payment of all or part of the balance in a Deferral Account(s) in the event of an Unforeseeable Emergency.

           Section 2.25  Hypothetical Investment Benchmark.  “Hypothetical Investment Benchmark” shall mean the phantom investment benchmarks which are used to measure the return credited to a Participant’s Deferral Account.

           Section 2.26  Key Employee.  “Key Employee” means any Eligible Employee or Cadre Employee who has a job level of 820 points or higher as of his Separation from Service.

           Section 2.27  Matching Contribution.  “Matching Contribution” means the amount of annual matching contribution that each Company will make to the Plan.

           Section2.28  Participant.  “Participant” means any individual who is eligible and makes an election to participate in this Plan by filing a Participation Agreement as provided in Article IV.

           Section 2.29  Participation Agreement.  “Participation Agreement” means an agreement filed by a Participant in accordance with Article IV.

           Section 2.30  Performance Awards.  “Performance Awards” means the amount paid in cash to the Participant by any Company in the form of annual incentive bonuses for a Plan Year.  “Performance Awards” for a Cadre Employee means the annual incentive bonuses for a Plan Year payable to a Cadre Employee while the Cadre Employee is on U.S. assignment.

           Section 2.31 Performance Deferral.  “Performance Deferral” means the amount of a Participant’s Performance Award which the Participant elects to have withheld on a pre-tax basis from his or her Performance Award and credited to his or her account pursuant to Section 4.02.

           Section 2.32  Phantom Share Units.  “Phantom Share Units” means units of deemed investment in shares of The Dow Chemical Company Common Stock so determined under Section 6.02(b).

           Section 2.33  Plan Year.  “Plan Year” means a twelve-month period beginning January 1 and ending the following December 31.

           Section 2.34  Savings Plan.  “Savings Plan” means The Dow Chemical Company Employees’ Savings Plan as it currently exists and as it may subsequently be amended.

           Section 2.35  Section 16 Participant. “Section 16 Participant” means an officer or director of The Dow Chemical Company required to report transactions in The Dow Chemical Company securities to the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934.

           Section 2.36  Separation from Service. “Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Section 409A of the Code, except that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) and (c) of the Code, and in applying Treasury Regulation section 1.414(c)-2 for purposes of determining trades or businesses that are under common control under Section 414(c) of the Code, the language “at least 45 percent” is used instead of “at least 80 percent” each place it appears.

           Section 2.37  Unforeseeable Emergency.  “Unforeseeable Emergency’ means severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined by the Administrator.  The amount of the distribution may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of the Participant’s deferrals under the Plan.

           Section 2.38  Valuation Date.  “Valuation Date” means the 4th day or the prior business day each calendar month or such other date as the Administrator in its sole discretion may determine.

ARTICLE III

ADMINISTRATION

           Section 3.01  Administrator Duties.  This Plan shall be administered by the Administrator.  The Administrator shall act by a majority of its members by vote at a meeting or by unanimous consent in writing.  If all members of the Administrator are not available, a quorum, consisting of three (3) members of the Administrator, may act by a majority of the quorum. It may authorize one or more of its members to execute documents in its behalf.  Any person, upon written notification of the authorization, shall accept and rely upon that authorization until notified in writing that the Administrator has revoked the authorization.  The Administrator shall appoint a secretary (who may or may not be an Administrator member) to keep all minutes of its meetings and to receive and deliver all notices.  The secretary shall record and, where appropriate, communicate to all persons affected all delegations made by the Administrator of its responsibilities, any rules and procedures adopted by the Administrator and all other formal actions taken by the Administrator.  No member of the Administrator shall vote or act on any matter relating solely to him/herself.  The Administrator may meet by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting and waiver of notice of such meeting.

The Administrator shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan, except to the extent that any such powers that are specially vested in any other person administering this Plan by the Administrator.  The Administrator may from time to time establish rules for the administration on this Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan.  All rules, interpretations and decisions of the Administrator shall be conclusive and binding on any Company, Participants and Beneficiaries.

The Administrator has delegated to the Designee responsibility for performing certain administrative and ministerial functions under this Plan.  The Designee shall be responsible for determining in the first instance issues related to eligibility, Hypothetical Investment Benchmarks, distribution of Deferred Amounts, determination of account balances, crediting of hypothetical earnings and debiting of hypothetical losses and of distributions, withdrawals, deferral elections and any other duties concerning the day-to-day operation of this Plan.  The Administrator shall have discretion to delegate such additional duties as it may determine.  The Designee may retain and supervise outside providers, third party administrators, record keepers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

Neither The Dow Chemical Company, any other Company, a member of the Board, a member of the Administrator nor the Designee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan.

The Dow Chemical Company shall, to the fullest extent permitted by law, indemnify each director, officer or employee of The Dow Chemical Company (including the heirs, executors, administrators and other personal representatives of such person), each member of the Administrator and the Designee against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of The Dow Chemical Company, the Administrator or Designee.

Any expense incurred by The Dow Chemical Company or the Administrator relative to the administration of this Plan shall be paid by The Dow Chemical Company and/or may be deducted from the Deferral Accounts of the Participants as determined by the Administrator or Designee.

           Section 3.02  Claim Procedure. If a Participant or Beneficiary (“claimant’) makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits. Benefits under this Plan shall be payable only if the Designee or the Administrator, as the case may be, determines, in its sole discretion, that a claimant is entitled to them.

             (a)                      All initial claims for benefits under this Plan shall be sent to the Designee. If the Designee determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Designee shall inform the claimant in writing of such determination and the reasons therefore in terms calculated to be understood by the claimant.  The notice shall be sent within 90 days (45 days when the claim for benefits relates to receipt of disability payments) of receipt of the claim unless the Designee determines that additional time, not exceeding 90 additional days (30 days when the claim for benefits relates to receipt of disability payments and a second additional 30 days for a benefits determination when the Designee determines the additional time is necessary), is needed and so notifies the claimant in writing before the expiration of the initial 90 day period (45 day period when the claim relates to receipt of disability benefit payments).  Any written notice of extension for review shall include the circumstances requiring extension and date by which a decision is expected to be rendered.  A written notice of denial of benefits shall (1) state specific reasons for the denial, (2) make specific reference to the pertinent Plan provisions on which the denial is based, (3) describe any additional material or information that is necessary to support the claimants claim and an explanation of why such material or information is necessary, and (4) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records or other information relevant (as defined by Department of Labor Regulation Section 2560.503-1(m)) to the claim.  Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim, including the right to bring a civil action under Section 502(a) of ERISA following exhaustion of review procedures set forth herein.

             (b)                      The claimant may within 60 days (180 days when the review relates to receipt of disability benefits) after notice of the denial submit, in writing, to the Administrator a notice that the claimant contests the denial of his or her claim and desires a further review by the Administrator.  During the review process, the claimant has the right to submit written comments, documents, records and other information relating to the claim for benefits, which the Administrator shall consider without regard to whether the items were considered upon the initial review.  The Administrator shall within 60 days thereafter review the claim and authorize the claimant to, upon request and free of charge, have reasonable access to, and copies of all documents, records or other information relevant (as defined by Department of Labor Regulation Section 2560.503-1(m)) to the claim.  The Administrator will render a final decision on behalf of The Dow Chemical Company with specific reasons therefore in writing and will transmit it to the claimant within 60 days (45 days when the claim relates to receipt of disability payments) of the written request for review, unless the Administrator determines that additional time, not exceeding 60 days (45 days when the claim relates to disability payments), is needed, and so notifies the claimant in writing before the expiration of the initial 60 day period (45 days when the claim relates to disability payments).  In no event shall the Administrator render a final decision later than the initial 60 days (45 days when the claim relates to the receipt of disability payments) plus the possible additional 60 days (45 days when the claim relates to the receipt of disability payments) following receipt of the claimant’s appeal.  Any written notice of extension for review shall include the circumstances requiring extension and date by which a decision is expected to be rendered.  A written notice of denial of benefits upon review shall (1) state specific reasons for the denial, (2) make specific reference to the pertinent Plan provisions on which the denial is based, and (3) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records or other information relevant (as defined by Department of Labor Regulation Section 2560.503-1(m)) to the claim.  Such notice shall, in addition, inform the claimant of the right to bring a civil action under Section 502(a) of ERISA.  If such determination is adverse to the claimant, it shall be binding and conclusive unless the claimant notifies the Administrator within 90 days after the mailing or delivery to him or her by the Administrator of its determination that he or she intends to institute legal proceedings challenging the determination of the Administrator, and actually institutes such legal proceeding within 180 days after such mailing or delivery.

ARTICLE IV

PARTICIPATION

Section 4.01  Participation.

            (a)                      Eligible Employees. In general, participation in the Plan shall be limited to Eligible Employees who elect to participate in this Plan by filing a Participation Agreement with the Administrator in accordance with the Company’s enrollment procedures.  A Participation Agreement normally must be filed on or prior to the November 30 (Eastern Standard Time) immediately preceding the Plan Year in which the Eligible Compensation to which the Participation Agreement relates is earned.  An individual shall not be eligible to elect to participate in this Plan unless the individual qualifies as an Eligible Employee for the Plan Year for which the election is made.  The Administrator, in its sole discretion and to the extent permitted by Code section 409A and the regulations or other guidance issued thereunder, may permit a newly Eligible Employee to submit a Participation Agreement within 30 days after the date the Eligible Employee becomes eligible, and deferrals shall commence as soon as practical thereafter for Eligible Compensation earned after the Administrator receives a completed and timely submitted Participation Agreement.

           (b)                      Cadre Employees. Cadre Employees shall also be eligible to participate in the Plan by filing a Participation Agreement with the Administrator in accordance with the Company’s enrollment procedures.  A Participation Agreement normally must be filed on or prior to the November 30 (Eastern Standard Time) immediately preceding the Plan Year in which the Eligible Compensation to which the Participation Agreement relates is earned.  The Administrator, in its sole discretion and to the extent permitted by Code section 409A and the regulations or other guidance issued thereunder, may permit a newly eligible Cadre Employee to submit a Participation Agreement within 30 days after the date the Cadre Employee becomes eligible, and deferrals shall commence as soon as practical thereafter for Eligible Compensation earned after the Administrator receives a completed and timely submitted Participation Agreement. In addition, the Administrator, in its sole discretion and to the extent permitted by Code section 409A Code and the regulations or other guidance issued thereunder, may permit a newly eligible Cadre Employee for the first Plan Year in which the Cadre Employee is a resident alien to make a deferral election in a timely manner as permitted under Treas. Reg. Section 1.409A-2(c).

Section 4.02  Contents of Participation Agreement.

           (a)                      Eligible Employees. Subject to Article VII, each Participation Agreement shall set forth the amount of Eligible Compensation for the Plan Year to which the Participation Agreement relates that is to be deferred under the Plan (the “Deferred Amount”), expressed as either a dollar amount or a percentage of the Base Salary and Performance Awards for such Plan Year; provided, that the minimum Deferred Amount for any Plan Year shall not be less than 5% (in 5% increments) of Base Salary and/or 5% (in 5% increments) of any Performance Award and the maximum Deferred Amount for any Plan Year shall not exceed 50% of Base Salary and 85% of any Performance Award. Effective for deferrals earned on or after January 1, 2010, the maximum Deferred Amount for any Plan Year shall not exceed 75% of Base Salary and 100% of Performance Award.  In accordance with the provisions contained in Article VII, each Participation Agreement shall also set forth a time and Form of Payment of a Deferred Amount. Participation Agreements are to be completed in a format specified by the Administrator. Notwithstanding the foregoing, if a Participant shall have failed to designate properly the form of payment of the Participant’s benefit under the Plan, such payment will be in a lump sum.

            (b)                      Cadre Employees. A Cadre Employees Participation Agreement shall set forth the amount of Base Salary for the Plan Year to which the Participation Agreement relates that is to be deferred under the Plan (the “Deferred Amount’), expressed as a whole percentage of the Base Salary for such Plan Year; provided that the maximum Deferred Amount for any Plan Year shall not exceed 15% of Base Salary.  In addition, each Participation Agreement shall, in accordance with the provisions contained in Article VII, set forth a time and Form of Payment of a Deferred Amount.  Participation Agreements are to be completed in a format specified by the Administrator.

           Section 4.03  Modification or Revocation of Election by Participant.  A Participant may not change the amount of his or her Deferred Amount during a Plan Year.  A Participants Participation Agreement may not be made, modified or revoked retroactively.

ARTICLE V

DEFERRED COMPENSATION

           Section 5.01  Elective Deferred Compensation.  The Deferred Amount of a Participant with respect to each Plan Year of participation in the Plan shall be credited to the Participant’s Deferral Account as and when such Deferred Amount would otherwise have been paid to the Participant. If a Participant is employed at a Company other than The Dow Chemical Company, such Company shall pay or transfer the Deferred Amounts for all such Company’s Participants to The Dow Chemical Company as and when the Deferred Amounts are withheld from a Participants Base Salary or Performance Award. Such forwarded Deferred Amounts will be held as part of the general assets of The Dow Chemical Company.  The earnings credit under Section 6.02 based on a Participants investment selection among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the Administrator from time to time, shall be borne by The Dow Chemical Company.  To the extent that any Company is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any state, Federal or local law, such amounts shall be taken out of other compensation eligible to be paid to the Participant that is not deferred under this Plan.

           Section 5.02    Vesting of Deferral Account. Except as provided in Sections 7.09 and 7.10, a Participant shall be 100% vested in his or her Deferral Account as of each Valuation Date.

ARTICLE VI

MAINTENANCE AND INVESTMENT OF ACCOUNTS

           Section 6.01  Maintenance of Accounts.  Separate Deferral Accounts shall be maintained for each Participant.  More than one Deferral Account may be maintained for a Participant as necessary to reflect (a) various Hypothetical Investment Benchmarks and/or (b) separate Participation Agreements specifying different times and Forms of Payment.  A Participants Deferral Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind.  The Administrator shall determine the balance of each Deferral Account, as of each Valuation Date, by adjusting the balance of such Deferral Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits pursuant to Section 6.02 and Section 7.08 and distributions pursuant to Article VII with respect to such Deferral Account since the preceding Valuation Date.

           Section 6.02  Hypothetical Investment Benchmarks.  (a) Each Participant shall be entitled to direct the manner in which his or her Deferral Accounts will be deemed to be invested, selecting among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the Administrator from time to time, and in accordance with such rules, regulations and procedures as the Administrator may establish from time to time.  Notwithstanding anything to the contrary herein, earnings and losses based on a Participant’s investment elections shall begin to accrue as of the date such Participant’s Deferred Amounts are credited to his or her Deferral Accounts.  Participants, except for Section 16 Participants, can reallocate among the Hypothetical Investment Benchmarks on a daily basis. Section 16 Participants can reallocate among the Hypothetical Investment Benchmarks in accordance with such rules, regulations and procedures as the Administrator may establish from time to time.

             (b) (i)                The Hypothetical Investment Benchmarks available for Deferral Accounts will include “The Dow Chemical Company Stock Index Fund.”  The Dow Chemical Company Stock Index Fund will consist of deemed investments in shares of The Dow Chemical Company Common Stock including reinvestment of dividends and stock splits. Deferred Amounts that are deemed to be invested in The Dow Chemical Company Stock Index Fund shall be converted into Phantom Share Units based upon the Fair Market Value of the Common Stock as of the date(s) the Deferred Amounts are to be credited to a Deferral Account.  The portion of any Deferral Account that is invested in The Dow Chemical Company Stock Index Fund shall be credited, as of each dividend payment date, with additional Phantom Share Units of Common Stock with respect to cash dividends paid on the Common Stock with record dates during the period beginning on the day after the most recent preceding Valuation Date and ending on such Valuation Date.

             (ii)                      When a reallocation or a distribution of all or a portion of a Deferral Account that is invested in The Dow Chemical Company Stock Index Fund is to be made, the balance in such a Deferral Account shall be determined by multiplying the Fair Market Value of one share of Common Stock on the most recent Valuation Date preceding the date of such reallocation or distribution by the number of Phantom Share Units to be reallocated or distributed. Upon a distribution, the amounts in The Dow Chemical Company Stock Index Fund shall be distributed in the form of cash having a value equal to the Fair Market Value of a comparable number of actual shares of Common Stock.

             (iii)                      In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, or other change in the corporate structure of The Dow Chemical Company affecting Common Stock, or a sale by The Dow Chemical Company of all or part of its assets, or any distribution to stockholders other than a normal cash dividend, then the Administrator may make appropriate adjustments to the number of Phantom Share Units credited to any Deferral Account.  The determination of the Administrator as to such adjustments, if any, to be made shall be conclusive.

Section 16 Participants may not elect to direct their Deferral Amount into the Hypothetical Investment Benchmark of The Dow Chemical Company Stock Index Fund.

             (iv)                      Notwithstanding any other provision of this Plan, the Administrator shall adopt such procedures as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the crediting of deemed shares to his or her Deferral Account is deemed to be an exempt purchase for purposes of such Section 16(b), including without limitation requiring that no shares of Common Stock or cash relating to such deemed shares may be distributed for six months after being credited to such Deferral Account.

           Section 6.03  Statement of Accounts. Each Participant shall be issued quarterly statements of his or her Deferral Account(s) in such form as the Administrator deems desirable, setting forth the balance to the credit of such Participant in his or her Deferral Account(s) as of the end of the most recently completed quarter.

ARTICLE VII

BENEFITS

Section 7.01  Time and Form of Payment.

(a)               For Deferral Accounts for years prior to 2010. The Dow Chemical Company shall pay to the Participant the balance of each Deferral Account at the time and in the Form of Payment as provided in this Article 7.01(a). A separate distribution election can be made for Base Salary and Performance Award. If the Participant is employed at a Company other than The Dow Chemical Company, such Company shall pay the balance of such Participants Deferral Account, pursuant to the terms of the Plan, and The Dow Chemical Company shall reimburse such Company for any such payments.

             (i)                       Distributions in a Specific Year. A Participant may elect in a Participation Agreement to have a Deferral Account be distributed in a lump sum (determined as of the most recent Valuation Date preceding the payment date) in cash in a specific future year or be distributed in installment payments (either annual or monthly from 2 to 15 years) beginning in a specific future year. Distributions pursuant to this Section 7.01(a) shall be made or commence on the January 31 (or the last immediately preceding business day of January if such January 31st is not a business day) of the year that the Participant has selected to begin receiving distributions.  If a Participant has selected quarterly installment payments, such distributions shall commence on the March 31 (or the last immediately preceding business day of March if such March 31st is not a business day) of the year that the Participant has selected to begin receiving distributions. The minimum deferral period is 12 months for Base Salary and 24 months for Performance Awards.

             (ii)                      Distributions upon Separation from Service. Alternatively, a Participant may elect in a Participation Agreement to have a Deferral Account be distributed (i) in a lump sum (determined as of the most recent Valuation Date preceding the payment date) in cash in the year after the year in which the Participant’s Separation from Service occurs, (ii) in installment payments (either annual, quarterly or monthly for up to 15 years) beginning in the year after the year in which the Participant’s Separation from Service occurs, (iii) in a lump sum (determined as of the most recent Valuation Date preceding the payment date) in cash in the second year after the year in which the Participant’s Separation from Service occurs, or (iv) in installment payments (either annual, quarterly or monthly for up to 15 years) beginning in the second year after the year in which the Participant’s Separation from Service occurs. Except when a Participant elects quarterly installment payments, such distributions pursuant to this Section 7.01(b) shall be made or commence on the January 31 (or the last immediately preceding business day of January if such January 31st is not a business day) of the applicable year.  If a Participant has selected quarterly installment payments, such distributions pursuant to this Section 7.01(b) shall commence on the March 31st (or the last immediately preceding business day of March if such March 31st is not a business day) of the applicable year.

             (iii)                      Distributions upon Separation from Service by a Key Employee.  Notwithstanding the foregoing, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of the Key Employee’s death).

             (iv)                      Calculation of Installments.  If a Participant has elected in a Participation Agreement to have a Deferral Account be distributed in installment payments, each installment payment shall equal the balance of such Deferral Account as of the most recent Valuation Date preceding the payment date, times a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments.  Each subsequent installment shall be paid on or about the succeeding anniversary of such first payment or in quarterly or monthly intervals, if selected.  Each such installment shall be deemed to be made on a pro rata basis from each of the different deemed investments of the Deferral Account (if there is more than one such deemed investment).

(b)               For Deferral Accounts for years 2010 and later, The Dow Chemical Company shall pay to the Participant the balance of each Deferral Account at the time and in the Form of Payment as provided in this Article 7.01(b). A separate distribution election can be made for Base Salary and Performance Award. If the Participant is employed at a Company other than The Dow Chemical Company, such Company shall pay the balance of such Participants Deferral Account, pursuant to the terms of the Plan, and The Dow Chemical Company shall reimburse such Company for any such payments.

             (i)                       Distributions in a Specific Year. A Participant may elect in a Participation Agreement to have a Deferral Account be distributed in a lump sum (determined as of the most recent Valuation Date preceding the payment date) in cash in a specific future year or be distributed in installment payments (either annual or monthly from 2 to 15 years) beginning in a specific future year. Distributions pursuant to this Section 7.01(a) shall be made or commence within the month elected by the participant.

             (ii)                      Distributions upon Separation from Service. Alternatively, a Participant may elect in a Participation Agreement to have a Deferral Account be distributed (i) in a lump sum (determined as of the most recent Valuation Date preceding the payment date) in cash commencing within 60 days in which the Participant’s Separation from Service occurs (ii) in a lump sum (determined as of the most recent Valuation Date preceding the payment date) in cash commencing within 60 days following the twelve months anniversary from the Participant’s Separation from Service, (iii) in installment payments (either annual or monthly from 2 to 15 years) in cash commencing within 60 days following the Participant’s Separation from Service, or (iv) in installment payments (either annual or monthly from 2 to 15 years) in cash commencing within 60 days following the twelve months anniversary from the Participant’s Separation from Service

             (iii)                      Distributions upon Separation from Service by a Key Employee.  Notwithstanding the foregoing, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of the Key Employee’s death).

             (iv)                      Calculation of Installments.  If a Participant has elected in a Participation Agreement to have a Deferral Account be distributed in installment payments, each installment payment shall equal the balance of such Deferral Account as of the most recent Valuation Date preceding the payment date, times a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments.  Each subsequent installment shall be paid on or about the succeeding anniversary of such first payment or in quarterly (applicable for disbursement elections made prior to January 1, 2010) or monthly intervals, if selected.  Each such installment shall be deemed to be made on a pro rata basis from each of the different deemed investments of the Deferral Account (if there is more than one such deemed investment).

              Section 7.02  Changing Time or Form of Benefit.  A Participant may subsequently elect an alternative time or Form of payment as available under Section 7.01 by written election flied with the Administrator; provided, however, that:

(a)	the election will not be effective for the twelve (12) month period after the date on which the election is made;

(b)	the election must be made at least twelve (12) months prior to the date the distribution is scheduled to be made or commence; and,

(c)	a distribution may not be made earlier than at least five (5) years following the date the distribution would have been made or commenced.

(d)	the election may not cause the payments to be accelerated

(e)	quarterly installments are no longer a disbursement election effective January 1, 2010.

           Section 7.03  Survivor Benefit.  Notwithstanding any election by a Participant in a Participation Agreement or provisions of the Plan to the contrary, if a Participant dies prior to receiving full payment of his or her Deferral Account(s), The Dow Chemical Company shall pay the remaining balance (determined as of the most recent Valuation Date preceding death) to the Participant’s Beneficiary or Beneficiaries (as the case may be) in a lump sum in cash as soon as administratively practicable within 90 days after the Participant’s death, provided that such beneficiary or beneficiaries shall not have the right to designate the taxable year of payment.  If a Participant was employed at a Company other than The Dow Chemical Company, such Company shall pay the remaining balance of such deceased Participant’s Deferral Account in accordance with the preceding sentence, and The Dow Chemical Company shall reimburse the Company for such payment.

           Section 7.04  Disability.  Notwithstanding any election by a Participant in a Participation Agreement or provisions of the Plan to the contrary, if a Participant incurs a Disability prior to receiving full payment of his or her Deferral Account(s), The Dow Chemical Company shall pay the remaining balance (determined as of the most recent Valuation Date preceding death) to the Participant in a lump sum in cash as soon as administratively practicable within 90 days after the Participant becomes Disabled, provided that the Participant shall not have the right to designate the taxable year of payment.  If a Participant was employed at a Company other than The Dow Chemical Company, such Company shall pay the remaining balance of such Participant’s Deferral Account in accordance with the preceding sentence, and The Dow Chemical Company shall reimburse the Company for such payment.

           Section 7.05  Hardship Withdrawals.  Notwithstanding the provisions of Section 7.01 and any elections by a Participant in a Participation Agreement a Participant shall be entitled to early payment of all or part of the balance in his or her Deferral Account(s) in the event of an Unforeseeable Emergency, in accordance with this Section 7.06.  A distribution pursuant to this Section 7.06 may only be made to the extent reasonably needed to satisfy the Unforeseeable Emergency need, and may not be made if such need is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (ii) by cessation of participation in the Plan.  An application for an early payment under this Section 7.06 shall be made to the Administrator in such form and in accordance with such procedures as the Administrator shall determine from time to time.  The determination of whether and in what amount a distribution will be permitted pursuant to this Section 7.06 shall be made by the Administrator.  Upon such an early payment under this Section 7.06 in a Plan Year, the Participant’s deferral election pursuant to Section 4.02 shall be cancelled with respect to any Deferred Amounts that would otherwise be deferred for the remainder of such Plan Year.

           Section 7.06  Change of Control.  In accordance with the Company’s procedures and to the extent permitted by Code section 409A, a Participant may elect in a Participation Agreement that, if a Change of Control occurs, the Participant shall receive a lump sum payment of the balance of the Participant’s applicable Deferral Account within thirty (30) days after the Change of Control.  Certain Participants were provided with transition elections during the Code section 409A transition period to have their 2005-2008 Deferral Accounts, if any, paid in a lump sum within thirty (30> days after a Change of Control.  In the event a Participant did not elect to have his 2005-2008 Deferral Accounts, if any, paid in a lump sum upon a Change of Control, such 2005— 2008 Deferral Accounts, if any, will be distributed in accordance with the Participant’s Distribution elections in the relevant Participation Agreements.

           Section 7.07  Matching Contribution.  Each Eligible Employee who elects to make deferrals of Eligible Compensation to the Plan will be credited with a Matching Contribution utilizing the same formula authorized under the Savings Plan for employer matching contributions.  For purposes of calculating the match under this Plan, The Dow Chemical Company will assume each Participant is contributing the maximum allowable amount to the Savings Plan and receiving a match thereon.  The Matching Contribution calculated under provisions of this Plan will be reduced by this assumed match from the Savings Plan.  The amount of the Matching Contribution may be based on a formula that takes into account a Participant’s overall compensation and may be subject to maximum or minimum limitations.  The Matching Contribution shall be credited to the Deferral Account as soon as administratively feasible within the first 60 days of the following Plan Year.  The Matching Contribution shall be invested among the same Hypothetical Investment Benchmarks as defined in 6.02 in the same proportion as the elections made by the Participant governing the Eligible Compensation deferrals of the Participant at such time.  The Matching Contribution for a Plan Year shall be distributed to the Participant at the same time and in the same Form of Payment as the Participant’s Deferred Amount (and earnings thereon) for such Plan Year in accordance with this Article VII, and will vest one hundred percent (100%) on the date credited to the Participant’s account. In the event a Participant has elected one time and Form of Payment with respect to his or her Base Salary Deferral for such Plan Year and another time and Form of Payment with respect to his or her Performance Deferral for such Plan Year, the Matching Contribution (and earnings thereon) for such Plan Year shall be distributed in accordance with the time and Form of Payment applicable to the Participant’s Base Salary Deferral for such Plan Year.  A Cadre Employee is not eligible for a Matching Contribution.

If a Participant is employed by a Company, other than The Dow Chemical Company, an amount equal to all Matching Contributions credited to Participants of such Company shall be paid or transferred in full by such Company to The Dow Chemical Company as of the date such Matching Contribution is credited to a Participant’s Deferral Account. The Dow Chemical Company shall hold such amounts as part of the general assets of The Dow Chemical Company.

           Section 7.8  Discretionary Company Contributions.  Any Company may at any time contribute a discretionary Company contribution. This discretionary Company contribution may be for payments including, but not limited to, signing or retention bonuses.  The amount of the discretionary Company contribution may vary from payroll period to payroll period throughout the Plan Year may be based on a formula which takes into account a Participant’s overall compensation, and otherwise may be subject to maximum or minimum limitations.  The discretionary Company contribution shall be credited to the Deferral Account as soon as administratively feasible following the end of the payroll period.  The discretionary contribution shall be invested among the same Hypothetical Investment Benchmarks as defined in 6.02 in the same proportion as the elections made by the Participant governing the deferrals of the Participant at the time, or if none, BGI LifePath (according to age). Subject to the other provisions contained in this Article VII, if no distribution election is made, any vested discretionary contribution (and earnings thereon) shall be distributed to the Participant in cash in a lump sum within 60 days following the Participant’s Separation from Service.  Any vesting schedule shall be determined by the

Administrator at the time the discretionary Company contribution is made. A Cadre Employee is not eligible for a discretionary Company contribution.

If a Participant is employed at a Company other than The Dow Chemical Company, such Company shall pay or transfer to The Dow Chemical Company any amounts designated as discretionary Company contributions for all such Participants as of the date such discretionary Company contributions are credited to a Participant’s Deferral Account.  The Dow Chemical Company shall hold such amounts as part of the general assets of The Dow Chemical Company.

           Section 7.9  Special Cadre Plan Contributions. Each Cadre Employee will be credited with a nondiscretionary Company contribution equal to (1) 4% of the Cadre Employee’s monthly Base Salary for each month while he is an eligible to participate in the Plan, and (2) 12% of the Cadre Employee’s Performance Awards received annually while he is eligible to participate in the Plan.  The Company contribution shall be credited to the Deferral Account as soon as administratively feasible following the end of the applicable period.  The Company contribution shall be invested among the same Hypothetical Investment Benchmarks as defined in 6.02 in the same proportion as the elections made by the Participant governing the deferrals of the Participant at the time, or if none, BGI LifePath (according to age).  Subject to the other provisions contained in this Article VII, the Company contribution shall be distributed to the Participant at the same time and in the same form as the Participants deferrals for the Plan Year in which the nondiscretionary Company contribution is made in accordance with this Article VII.  In the event a Participant has elected one time and Form of Payment with respect to his or her Base Salary Deferral for such year and another time and Form of Payment with respect to his or her Performance Deferral for such year, the Company contribution (and earnings thereon) for such year shall be distributed in accordance with the time and Form of Payment applicable to the Participant’s Base Salary Deferral for such year. If no base salary deferral election is made by the Participant, the nondiscretionary Company contribution distribution will be made via lump sum at separation per section 7.01. The nondiscretionary Company contributions will vest one hundred percent (100%) on the date the Participant is eligible to participate in the Plan.

If a Participant is employed by a company other than The Dow Chemical Company, an amount equal to all nondiscretionary Company contributions credited to Participants of such company shall be paid or transferred in full by such company to The Dow Chemical Company as of the date such contribution is credited to a Participant’s Deferral Account.  The Dow Chemical Company shall hold such amounts as part of the general assets of The Dow Chemical Company.

           Section 7.10  Withholding of Taxes. Notwithstanding any other provision of this Plan, any Company shall withhold from payments made hereunder any amounts required to be so withheld by any applicable law or regulation.  The Company may also accelerate and pay a portion of a Participant’s benefits in a lump sum equal to the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts.

           Section 7.11  Distribution Upon Inclusion in Income.  Notwithstanding the foregoing, if a portion of the Participant’s Deferral Account balance is includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.

ARTICLE VIII

BENEFICIARY DESIGNATION

           Section 8.01  Beneficiary Designation.  Each Participant shall have the right, at any time, to designate any person, persons or entity as his or her Beneficiary or Beneficiaries.  A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Administrator, on such form and in accordance with such procedures as the Administrator shall establish from time to time.

           Section 8.02  No Beneficiary Designation.  If a Participant or Beneficiary fails to designate a Beneficiary as provided above or if all designated Beneficiaries predecease the Participant or his or her Beneficiary, then the Participant’s Beneficiary shall be deemed to be, in the following order:

(a) to the spouse or Domestic Partner of such person, if any;
(b) to the children of such person, if any;
(c) to the beneficiary of any company paid life insurance of such person, if any:
(d) to the beneficiary of the Executive Life Insurance of such person, if any;

(e) to the beneficiary of any Company-sponsored life insurance policy for which any Company pays all or part of the premium of such person, if any; or
(f) to the deceased person’s estate.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

           Section 9.01  Amendment.  The Board may at any time amend this Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Deferral Account as accrued at the time of such amendment, nor shall any amendment otherwise have a retroactive effect.  Notwithstanding the foregoing, no amendment of the Plan shall apply to amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005, unless the amendment specifically provides that it applies to such amounts.  The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to amounts that are “grandfathered” and exempt from the requirements of Code section 409A.

           Section 9.02  Company’s Right to Terminate.  The Board may at any time terminate the Plan with respect to future Participation Agreements.  The Board may also terminate the Plan in its entirety at any time for any reason, including without limitation if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of The Dow Chemical Company.  Any plan termination made pursuant to this Section 9.02 shall be performed in a manner consistent with the requirements of Code section 409A and any regulations or other applicable guidance issued thereunder. In the event a Participant is employed by a Company other than The Dow Chemical Company at the time distributions are made as a result of the plan termination and such Company makes the required payments to the Participant, The Dow Chemical Company shall transfer to such Company an amount equal to the amount paid to the Participant on account of termination of the Plan. Any Company may cease participation in the Plan for any reason by notifying The Dow Chemical Company in writing at least 30 days prior to such Company’s cessation of participation. Payments to Participants by any such Company will commence in accordance with the terms of the Plan and the Company’s cessation of participation will otherwise comply with Code section 409A.

           Section 9.03  Effect of Amendment or Termination.  Except as provided in the next sentence, no amendment or termination of the Plan shall adversely affect the rights of any Participant to amounts credited to his Deferral Accounts as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of balances in Deferral Accounts shall be made to Participants and beneficiaries in the manner and at the time described in Article VII, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A.  Upon termination of the Plan, no further deferrals of Eligible Compensation shall be permitted; however, earnings, gains and losses shall continue to be credited to Deferral Account balances in accordance with Article VI until the Deferral Account balances are fully distributed.

ARTICLE X

MISCELLANEOUS

           Section 10.01  Unfunded Plan.  This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201, 301 and 401 of ERISA and therefore meant to be exempt from Parts 2, 3 and 4 of Title I of ERISA. All payments pursuant to the Plan shall first be made from the general assets of The Dow Chemical Company, as the entity primarily liable for such payments, and no special or separate fund shall be established or other segregation of assets made to assure payment.  As described above, if a Participant is employed at a Company other than The Dow Chemical Company, such Company shall pay such Participant’s Deferral Account balance to such Participant according to the terms of the Plan, and The Dow Chemical Company shall reimburse such Company for the amount of the payment In the event The Dow Chemical Company is insolvent or is otherwise unable to make any required payment or reimbursement to a Participant or a Company, the Company (other than The Dow Chemical Company) that employed such Participant shall be secondarily liable for such payments from the general assets of such Company.  No Participant or other person shall have under any circumstances any interest in any particular property or assets of The Dow Chemical Company or any other Company as a result of participating in the Plan. Notwithstanding the foregoing, The Dow Chemical Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of The Dow Chemical Company’s creditors, to assist it in accumulating funds to pay its obligations.

           Section 10.02  Nonassignability.  Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of the. amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

           Section 10.03  Validity and Severability.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

           Section 10.04  Governing Law.  The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Delaware, without reference to principles of conflict of law, except to the extent preempted by federal law.

           Section 10.05  Employment Status.  This Plan does not constitute a contract of employment or impose on the Participant or any Company any obligation for the Participant to remain an employee of such Company or change the status of the Participant’s employment or the policies of such Company and its affiliates regarding termination of employment.

           Section 10.06  Underlying Incentive Plans and Programs.  Nothing in this Plan shall prevent any Company from modifying, amending or terminating the compensation or the incentive plans and programs pursuant to which Performance Awards are earned and which are deferred under this Plan.

           Section 10.07  Successors of the Company.  The rights and obligations of The Dow Chemical Company shall inure to the benefit of, and shall be binding upon, the successors and assigns of The Dow Chemical Company.

           Section 10.08  Waiver of Breach. The waiver by The Dow Chemical Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

           Section 10.09  Notice.  Any notice or filing required or permitted to be given to The Dow Chemical Company under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of The Dow Chemical Company, directed to the attention of the Administrator. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

By:	__________________________ Gregory Freiwald

Its:	Corporate Vice President Human Resources Department The Dow Chemical Company

APPENDIX A: Hypothetical Investment Benchmarks

The funds offered in the Savings Plan are also offered in this plan.

Ten Year U.S. Treasury Notes Plus Fund

The Angus Cash Fund is grandfathered to existing participants.  No new contributions are allowed.